Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-289278) and on Form S-8 (No. 333-293275) of our report dated June 6, 2025, with respect to the audited combined financial statements of American Bitcoin Corp. as of December 31, 2024, and for each of the years in the two-year period ended December 31, 2024, which is included in this Annual Report (Form 10-K) of American Bitcoin Corp. for the year ended December 31, 2025.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

March 27, 2026